INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT


     This AGREEMENT, made as of this /s/20th day of /s/March, 1996, by and between Voyageur Funds, Inc., a Minnesota corporation (the "Company"), and Cadre Consulting Services, Inc., a Sub-Chapter "S" corporation organized under the laws of the State of New York (the "Adviser").

     1. INVESTMENT ADVISORY AND MANAGEMENT SERVICES. The Company hereby engages the Adviser, and the Adviser hereby agrees to act as investment adviser for, and to manage the affairs, business and the investment of the assets of the Voyageur Financial Institutions ("VFI") Short Duration Portfolio series of the Company (the "Fund").

     The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Company and the Registration Statement on Form N1-A of the Fund and any representations contained in the Prospectus and Statement of Additional Information of the Fund and shall conform to the policies and purposes of the Fund as set forth in such Registration Statement, Prospectus and Statement of Additional Information and (a) as interpreted from time to time by the Board of Directors of the Company and (b) as may be amended or limited from time to time by such Board of Directors and/or the shareholders of the Fund as permitted by the Investment Company Act of 1940, as amended. Within the framework of the investment policies of the Fund, and subject to such other limitations and directions as the Board of Directors may from time to time prescribe, the Adviser shall have the sole and exclusive responsibility for the management of the Fund's assets and the making and execution of all investment decisions for the Fund. The Adviser shall report to the Board of Directors of the Company regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in order to permit the Board to determine the adherence of the Adviser to the investment policies of the Fund.

     The Adviser shall, at its own expense, furnish the Company with suitable office space, and all necessary office facilities, equipment and personnel for servicing the investments of the Fund. The Adviser shall arrange, if requested by the Company, for officers, employees or other Affiliated Persons (as defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended and the rules, regulations and releases relating thereto) of the Adviser to serve without compensation from the Company as directors, officers or employees of the Company if duly elected to such positions by Fund shareholders or directors of the Company.

     The Adviser hereby acknowledges that all records necessary in the operation of the Fund, including records pertaining to its shareholders and investments, are the property of the Company, and in the event that a transfer of management or investment advisory services to someone other than the Adviser should ever occur, the Adviser will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Company.

     2. COMPENSATION FOR SERVICES. In payment for all services, facilities, equipment and personnel, and for other costs of the Adviser hereunder, the Company shall pay to the Adviser, from the assets of the respective Fund, a monthly investment advisory fee equivalent on an annual basis to .10% of the average daily net assets of the Fund.

     For purposes of the calculation of such fee, "average daily net assets" for a particular period shall be determined on the basis of the Fund's net assets as determined as of the close of each business day of the month pursuant to the currently effective prospectus of the Fund. Such fee shall be payable on the fifth day of each calendar month for services performed hereunder during the preceding month. If the Fund commences operations after the beginning of a month or this agreement terminates prior to the end of a month, such fee shall be pro-rated according to the proportion which such portion of the month bears to the full month.

     3. ALLOCATION OF EXPENSES.

     (a) In addition to the fee described in Section 2 hereof, the Fund shall pay all its costs and expenses which are not assumed by the Adviser. These Fund expenses include, by way of example, but not by way of limitation, fees of the directors who are not employees of the investment adviser or sub-adviser of any series of the Company or of any affiliate of any such investment adviser or sub-adviser, expenses of directors' and shareholders' meetings, including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, expenses of redemption of shares, expenses of the issue and sale of shares (to the extent not borne by Voyageur Fund Distributors, Inc. (the "Underwriter") under its agreement with the Fund), expenses of printing and mailing stock certificates representing shares of the Fund, association membership dues, charges of the Fund's custodian, and bookkeeping, auditing and legal expenses. The Fund will also pay the fees and bear the expense of registering and maintaining the registration of the Fund and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses, reports and statements to shareholders.

     (b) The Underwriter shall bear all advertising and promotional expenses in connection with the distribution of the Fund's shares, including paying for prospectuses for new shareholders, except that the Fund may use its assets to finance costs incurred in connection with the distribution of its shares pursuant to a Plan of Distribution adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (as amended, the "Act").

     4. LIMIT ON EXPENSES. If the total expenses of the Fund for any fiscal year (including the fees payable to the Adviser but excluding interest, taxes, brokerage commissions or other costs of acquiring or disposing of any of the Fund's portfolio securities, distribution fees, litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business, all to the extent permitted by applicable state law and regulation) exceed any expense limitation imposed by applicable state law, the Adviser shall reimburse the Fund for such excess in the manner and to the extent required by applicable state law; provided, however, that at no time shall the Adviser be required to make reimbursements for any fiscal period in excess of fees received pursuant to Section 2 hereof for that same period.

     5. FREEDOM TO DEAL WITH THIRD PARTIES. The Adviser shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

     6. REPORTS TO DIRECTORS OF THE FUND. Appropriate officers of the Adviser shall provide the directors of the Company with such information as is required by any plan of distribution adopted by the Company on behalf of the Fund pursuant to Rule 12b-1 under the Act.

     7. EFFECTIVE DATE, DURATION AND TERMINATION OF Agreement. This Agreement shall become effective with respect to the Fund on the effective date of the post-effective amendment to the Company's Registration Statement on Form N1-A first registering shares of the Fund. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding shares of the Fund shall mean the lesser of (i) the vote of 67% or more of the voting shares of the Fund present at a regular or special meeting of shareholders duly called, if more than 50% of the Fund's outstanding voting shares are present or represented by proxy, or (ii) the vote of more than 50% of the outstanding voting shares of the Fund.

     Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect for a period of two years from the date of its execution, and thereafter shall continue in effect only so long as such continuance is specifically approved at least annually (i) by the Board of Directors of the Company or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the directors of the Company who are not parties to this Agreement or "interested persons", as defined in the Act, of the Adviser or the Company cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time, without the payment of any penalty, by the vote of the Board of Directors of the Company or by the vote of the holders of a majority of the outstanding shares of the Fund, or by the Adviser, upon sixty (60) days written notice to the other party. Any such termination may be made effective with respect to both the investment advisory and management services provided for in this Agreement or with respect to either of such kinds of services. This Agreement shall automatically terminate in the event of its assignment as defined in the Investment Company Act of 1940 and the rules thereunder, provided, however, that such automatic termination shall be prevented in a particular case by an order of exemption from the Securities and Exchange Commission or a no-action letter of the Staff of the Commission to the effect that such assignment does not require termination as a statutory or regulatory matter. This Agreement shall automatically terminate upon completion of the dissolution, liquidation and winding up of the Fund.

     8. LIMITATION OF LIABILITY. The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

     9. AMENDMENTS TO AGREEMENT. No material amendment to this Agreement shall be effective until approved by the vote of: (i) the majority of the directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser or of the Company cast in person at a meeting called for the purpose of voting on such approval; and (ii) the holders of a majority of the outstanding shares of the Fund.

     10. NOTICES. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

     IN WITNESS WHEREOF, the Company and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year indicated below.

                                        VOYAGEUR FUNDS, INC.



Date:                                   By:
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                                        CADRE CONSULTING SERVICES, INC.


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